Exhibit 99.1
PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS FIRST QUARTER FINANCIAL RESULTS AND ITS $0.17 PER SHARE QUARTERLY DIVIDEND

Pompano Beach, Florida, July 21, 2014 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2014. Net income was $5.0 million, or $0.25 diluted per share, for the quarter ended June 30, 2014, compared to net income of $4.8 million, or $0.24 diluted per share, for the quarter ended June 30, 2013, a 4.6% increase to net income. Net sales for the quarter ended June 30, 2014 were $72.5 million, compared to $74.2 million for the quarter ended June 30, 2013, a decrease of 2.2%. The Company’s online sales for the quarter ended June 30, 2014 were approximately 80% of all sales, compared to 79% for the same quarter the prior year.

Menderes Akdag, CEO and President, commented: “We were able to increase our gross margins for the second consecutive quarter and decrease our operational expenses to improve our bottom line results for the quarter ended June 30, 2014. For the quarter ended June 30, 2014 our gross profit increased by 40 basis points, which can be attributed to a cost reduction in certain brands. For the quarter ended June 30, 2014 our operational expenses decreased by 30 basis points, mainly due to a reduction in advertising spending. Despite our sales decrease for the quarter we were able to increase our average order size to $78 for the quarter ended June 30, 2014, compared to $77 for the same quarter in the prior year. For the remainder of Fiscal 2015 we are focusing on improving our marketing efforts to increase sales.”

The Board of Directors declared a quarterly dividend of $0.17 per share on the Company’s common stock. The dividend will be payable on August 15, 2014, to shareholders of record at the close of business on August 4, 2014. The Company intends to continue to pay regular quarterly dividends; however the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 21, 2014 until August 4, 2014 at 11:59 P.M. To access the replay, call (866) 509-3896 (toll free) or (203) 369-1915, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2014. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	March 31,
	2014	2014
ASSETS

Current assets:
Cash and cash equivalents	$29,141	$18,305
Short term investments - available for sale	15,567	15,539
Accounts receivable, less allowance for doubtful accounts of $6 and $7, respectively	1,598	1,761
Inventories - finished goods	32,887	35,727
Prepaid expenses and other current assets	1,516	1,761
Deferred tax assets	1,087	1,062
Prepaid income taxes	-	54
Total current assets	81,796	74,209

Noncurrent assets:
Prepaid expenses	2,214	1,996
Property and equipment, net	1,153	1,310
Intangible assets	860	860

Total assets	$86,023	$78,375

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,589	$5,768
Accrued expenses and other current liabilities	2,406	2,325
Income taxes payable	2,889	-
Total current liabilities	13,884	8,093

Deferred tax liabilities	-	65

Total liabilities:	13,884	8,158

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,189 and 21,190 shares issued and outstanding, respectively	20	20
Additional paid-in capital	1,950	1,578
Retained earnings	70,189	68,647
Accumulated other comprehensive loss	(29)	(37)

Total shareholders' equity	72,139	70,217

Total liabilities and shareholders' equity	$86,023	$78,375

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except for per share amounts) (Unaudited)

	Three Months Ended
	June 30,
	2014	2013

Sales	$72,541	$74,194
Cost of sales	48,769	50,181

Gross profit	23,772	24,013

Operating expenses:
General and administrative	5,875	5,873
Advertising	9,896	10,395
Depreciation	163	248
Total operating expenses	15,934	16,516

Income from operations	7,838	7,497

Other income (expense):
Interest income, net	44	47
Other, net	9	(2)
Total other income	53	45

Income before provision for income taxes	7,891	7,542

Provision for income taxes	2,918	2,787

Net income	$4,973	$4,755

Net change in unrealized gain (loss) on short
term investments	8	(46)

Comprehensive income	$4,981	$4,709

Net income per common share:
Basic	$0.25	$0.24
Diluted	$0.25	$0.24

Weighted average number of common shares outstanding:
Basic	19,961	19,848
Diluted	20,092	20,004

Cash dividends declared per common share	$0.17	$0.15

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Three Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$4,973	$4,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	163	248
Share based compensation	373	362
Deferred income taxes	(90)	35
Bad debt expense	17	24
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	146	(1,112)
Inventories - finished goods	2,840	10,025
Prepaid income taxes	54	-
Prepaid expenses and other current assets	27	(609)
Accounts payable	2,821	3,818
Income taxes payable	2,889	2,474
Accrued expenses and other current liabilities	44	(175)
Net cash provided by operating activities	14,257	19,845

Cash flows from investing activities:
Net change in investments	(20)	(21)
Purchases of property and equipment	(6)	(4)
Net cash used in investing activities	(26)	(25)

Cash flows from financing activities:
Dividends paid	(3,395)	(2,977)
Net cash used in financing activities	(3,395)	(2,977)

Net increase in cash and cash equivalents	10,836	16,843
Cash and cash equivalents, at beginning of period	18,305	18,155

Cash and cash equivalents, at end of period	$29,141	$34,998

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$66	$279

Dividends payable in accrued expenses	$300	$315

Exhibit 99.1 Page 4 of 4